EXHIBIT 15.1

KH/BYTL/Q0149-H26206

March 16, 2026

iQIYI, Inc.

PO Box 309 Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Dear Sirs

iQIYI, Inc.

We consent to the reference to our firm under the heading “Item 6.E. Directors, Senior Management and Employees—Share Ownership—Enforceability of Civil Liabilities,” “Item 10.B. Additional Information—Memorandum and Articles of Association” and “Item 10.E. Additional Information—Taxation—Cayman Islands Taxation” in iQIYI, Inc.’s Annual Report on Form 20-F for the year ended 31 December 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of March 2026. We further consent to the incorporation by reference of the summary of our opinion under the heading “Item 6.E. Directors, Senior Management and Employees—Share Ownership—Enforceability of Civil Liabilities”, “Item 10.B. Additional Information—Memorandum and Articles of Association” and “Item 10.E. Additional Information—Taxation—Cayman Islands Taxation” in the Annual Report, into iQIYI, Inc.’s (a) Registration Statement on Form S-8 (No.333-225165) pertaining to iQIYI, Inc.’s 2010 Equity Incentive Plan and 2017 Share Incentive Plan, (b) Registration Statement on Form S-8 (No.333-263891) pertaining to iQIYI, Inc.’s 2010 Equity Incentive Plan and 2021 Share Incentive Plan, and (c) Registration Statement on Form S-8 (No. 333-280254) pertaining to iQIYI, Inc.'s 2024 Share Incentive Plan.

We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Walkers (Hong Kong)
Walkers (Hong Kong)